SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                 FORM 8-K

                          CURRENT REPORT PURSUANT
                         TO SECTION 13 OR 15(d) OF
                    THE SECURITIES EXCHANGE ACT OF 1934

   Date of report (Date of earliest event reported):  September 14, 2004

                          TRYCERA FINANCIAL, INC.
          (Exact Name of Registrant as Specified in Its Charter)

                                  Nevada
              (State of Other Jurisdiction of Incorporation)


       000-30872                                     33-0910363
(Commission File Number)                  (IRS Employer Identification No.)

170 Newport Center Drive, Suite 210, Newport Beach, CA             92660
(Address of Principal Executive Offices)                         (Zip Code)

Registrant's Telephone Number, Including Area Code:  (949) 273-4300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     [ ] Written communications pursuant to Rule 425 under the Securities Act

     [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

     [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

     [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02 Appointment of New Director

     (d) On September 14, 2004, the board of directors was increased to four persons and Randy Cherkas was appointed a director to fill the vacancy created by the increase in the number of directors. Mr. Cherkas was also appointed to the audit and compensation committees and was selected as chair of the audit committee. The board removed Mr. Knitowski as chair of the audit committee in order to appoint Mr. Cherkas as chair.

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     In connection with his appointment as an outside director, Trycera granted to Mr. Cherkas options to purchase 25,000 shares of Trycera's common stock; for accepting appointment to the audit and compensation committees, he received options to purchase a total of 20,000 shares;
and for accepting appointment as chair of the audit committee, he received options to purchase 5,000 shares. These five-year options were issued under Trycera's 2004 Stock Option/Stock Issuance Plan and are exercisable at $0.75 per share, which the board determined to be the fair market value of the stock on the date of the grant. The options vest at the rate of one-quarter of the total options granted at the end of every three months. These securities to be issued to Mr. Cherkas will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

     Mr. Cherkas was a founder of GTS Prepaid, Inc., a distributor of prepaid products, and has been its president since its inception in April 2000. He was the president of Global Telecommunication Solutions, Inc., a telecommunications company, from September 1998 until November 1999, and was a director from February 1998 until November 1999. From February 1998 to August 1998, Mr. Cherkas served as chief operating officer for Global. Global Telecommunications Solutions, Inc. filed for bankruptcy in October 2000. In April 1994, Mr. Cherkas founded Networks Around the World, Inc. ("NATW") and served as its president until February 1998, when NATW was acquired by Global Telecommunication Solutions, Inc. He is a graduate of the University of Pennsylvania's Wharton School and received his Bachelor of Science degree in business in 1984. Mr. Cherkas is also a member of the board of directors and chairman of the Membership Committee for the International Prepaid Communications Association (IPCA), a trade association that serves the prepaid communications industry including: phonecards, wireless, and other prepaid telecommunications carriers and distributors. He has been involved in developing prepaid programs for such retail chains as A&P Supermarkets, Circle K, Wawa
Food Markets, Sunoco and 7-Eleven, as well as promotional programs for MTV Networks, Pepsi, Kraft Foods and the Children's Miracle Network.
Mr. Cherkas is 41 years old.

     In connection with the appointment of Mr. Cherkas as a new director, Trycera issued a press release on September 20, 2004, a copy of which is attached hereto as Exhibit 99.1.

Item 8.01 Other Events

     On August 25, 2004, the board of directors adopted a compensation matrix for outside directors. For purposes of the compensation matrix, outside directors are defined as directors who are not employed by Trycera or any subsidiary and who are not otherwise compensated, directly or indirectly, by Trycera or any subsidiary. The compensation matrix provides that outside directors will be granted five-year options to purchase 25,000 shares upon appointment as a director, options to purchase 10,000 shares for each committee appointment, and options to purchase 5,000 shares for appointment as a chair of a committee. On each anniversary date of appointment as a director, to a committee, or as chair of a committee, a like number of options would be granted. The options are to be granted under Trycera's 2004 Stock Option/Stock
Issuance Plan. The options will vest at the rate of one-quarter every three months after the date of grant. The options will be exercisable at the fair market value of the common stock at the

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time of grant as determined by the Board of Directors.  At such time as the common stock is quoted on the OTC Bulletin Board, the exercise price of the options will be the average closing sale price of the common stock as reported on the OTC Bulletin Board for the ten trading days prior to the grant date, which exercise price shall be deemed to be the fair market value of the common stock on the date of grant.

Item 9.01 Financial Statements and Exhibits.

     (c)  Exhibits

          99.1 Press Release dated September 20, 2004.

                                SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        Trycera Financial, Inc.

Date:  September 20, 2004               By:  /s/ Matthew S. Kerper
                                        Matthew S. Kerper, President



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